Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-148877 pertaining to the 2007 Long-Term Incentive Plan), (Form S-3 No. 333-147865 pertaining to 77,000,806 shares of common stock and 21,500,003 warrants) and (Form S-8 No. 333-154928 pertaining to the 2007 Restricted Stock Plan) of GLG Partners, Inc., and in the related prospectuses of our reports dated March 2, 2009, with respect to the combined and consolidated financial statements and schedule of GLG Partners, Inc. and the effectiveness of internal control over financial reporting of GLG Partners, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Ernst & Young LLP

London, England
March 2, 2009